Exhibit 10.5

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THIS LICENSE AGREEMENT effective as of June 19, 2002 (“Effective Date”), by and between Angiogene Pharmaceuticals, Ltd., a company organized and existing under the laws of Scotland having its registered office at 37 Queen Street, Edinburgh, Scotland, and a principal office at Magdalen Centre, The Oxford Science Park, Oxford OX4 4GA United Kingdom (“ANGIOGENE”) and MediciNova, Inc., a corporation organized and existing under the laws of the State of Delaware, United States, and having its principal office at 4540 Towne Centre Court, San Diego, CA 92121 United States (“MEDICINOVA”).

W I T N E S S E T H:

WHEREAS, ANGIOGENE is the owner of the ANGIOGENE Intellectual Property as defined herein;

WHEREAS, MEDICINOVA desires to obtain exclusive license rights, with rights to grant sublicenses, under the ANGIOGENE Intellectual Property and ANGIOGENE desires to grant such licenses to MEDICINOVA, upon the terms and conditions set forth herein; and

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

Unless specifically set forth to the contrary herein, the following terms, where used in the singular or plural, shall have the respective meanings set forth below:

1.1. “Affiliate” shall mean (i) any corporation or business entity of which more than fifty percent (50%) of the securities or other ownership interests representing the equity, the voting stock or general partnership interest are owned, controlled or held, directly or indirectly, by a Party; (ii) any corporation or business entity which, directly or indirectly, owns, controls or holds more than fifty percent (50%) (or the maximum ownership interest permitted by law) of the securities or other ownership interests representing the equity, voting stock or general partnership interest of a Party or (iii) any corporation or business entity of which a Party has the right to acquire, directly or indirectly, at least fifty percent (50%) of the securities or other ownership interests representing the equity, voting stock or general partnership interest thereof.

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1.2. “ANGIOGENE Know-How” shall mean all information and materials, including but not limited to, discoveries, information, Improvements, processes, formulae, data, inventions, know-how and trade secrets, patentable or otherwise and all biological, chemical, pharmaceutical, toxicological, preclinical, clinical, assay control, technical and nontechnical data and information, including the results of test, assays, methods, and processes, and manufacturing, regulatory, and any other information used or useful for the development, manufacturing and/or regulatory approval of Compound or Product, (including, without limitation, the formulation, delivery or use thereof including synthesis, preparation, recovery and purification processes and techniques), which

(a)	relate to Compound or Product; and

(b)	are owned by ANGIOGENE or are in ANGIOGENE’s possession or control and as to which ANGIOGENE has the right to license or sublicense to Third Parties.

but for the avoidance of doubt such information and materials shall exclude the ANGIOGENE NOS Know-How and the ANGIOGENE Split Dose Know-How.

1.3. “ANGIOGENE Intellectual Property” shall mean the Patent Assets, the NOS Patent Assets, the Split Dose Patent Assets, ANGIOGENE Know-How, ANGIOGENE NOS Know-How and ANGIOGENE Split Dose Know-How.

1.4. “ANGIOGENE NOS Know-How” shall mean all information and materials, including but not limited to, discoveries, information, Improvements, processes, formulas, data, inventions, know-how and trade secrets, patentable or otherwise and all biological, chemical, pharmaceutical, toxicological, preclinical, clinical, assay control, technical and nontechnical data and information, including the results of test, assays, methods, and processes, and manufacturing, regulatory, and any other information used or useful for the development, manufacturing and/or regulatory approval of an NOS Inhibitor, (including, without limitation, the formulation, delivery or use thereof including synthesis, preparation, recovery and purification processes and techniques) or the NOS Inhibitor Technology as it relates to a combination with Compound or Product.

1.5. “ANGIOGENE Split Dose Know-How” shall mean all information and materials, including but not limited to, discoveries, information, Improvements, processes, formulas, data, inventions, know-how and trade secrets, patentable or otherwise and all biological, chemical, pharmaceutical, toxicological, preclinical, clinical, assay control, technical and nontechnical data and information, including the results of test, assays, methods, and processes, and manufacturing, regulatory, and any other information used or useful for the development, manufacturing and/or regulatory approval of Split Dose Technology (including, without limitation, the formulation, delivery or use thereof including synthesis, preparation, recovery and purification processes and techniques), as it relates to Compound or Product.

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1.6. “Business Day(s)” means any day that is not a Saturday or a Sunday or a day on which the New York Stock Exchange is closed.

1.7. “Calendar Quarter” shall mean the respective periods of three (3) consecutive calendar months ending on March 31, June 30, September 30 and December 31.

1.8. “Calendar Year” shall mean each successive period of twelve (12) months commencing on January 1 and ending on December 31.

1.9. “Centralized Procedure” shall mean the European Community Centralized Procedure for marketing authorization in accordance with Council Regulation EEC (2309-93) or any successor regulations.

1.10. “CFR” shall mean the United States Code of Federal Regulations.

1.11. “Compound” shall mean the chemical compounds known as benzimidazole carbamate class vascular targeting agents, including those designated ANG 600 Series, whose more specific chemical names are [**], and any derivative, homolog, analog or conjugate of any of the foregoing, and any isomer, salt, hydrate, solvate, metabolite, or prodrug or the like of any of the foregoing.

1.12. “Development Candidate” shall mean the compound selected by MEDICINOVA for clinical development as a Product as set forth in the IND.

1.13. “End of Phase 2 Meeting” shall mean the first end of Phase 2 meeting with the FDA, as defined in 21 CFR Section 312.47, intended to determine the safety of proceeding to Phase 3, evaluate the Phase 3 plan and protocols and identify any additional information necessary to support an NDA for Product.

1.14. “Effective Date” shall mean the date first above written.

1.15. “Europe” shall mean the United Kingdom, France, Germany and Italy.

1.16. “FDA” shall mean the United States Food and Drug Administration and any successor agency having substantially the same functions.

1.17. “First Commercial Sale” shall mean the first sale of Product in any country in the Territory by MEDICINOVA, its Affiliate or its sublicensee(s), for end use or consumption, after all required approvals have been granted by the governing health authority of such country.

1.18. “GAAP” means generally accepted accounting principles in the United States.

1.19. “Improvement” shall mean any and all improvements and enhancements, patentable or otherwise, related to the Compound or Product. the NOS Inhibitor Technology or the Split Dose Technology including, without limitation, any change or modification in the manufacture,

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formulation, ingredients, preparation, presentation, means of delivery or administration, dosage, indication, use or packaging of Compound, Product and/or an NOS Inhibitor.

1.20. “IND” shall mean an investigational new drug application and any amendments thereto relating to the use of Product in the United States or the equivalent application in any other regulatory jurisdiction in the Territory, the filing of which is necessary to commence clinical testing of pharmaceutical products in humans.

1.21. “NDA” shall mean a new drug application filed with the FDA for marketing authorization of a Product in the United States or, if the context so indicates, a corresponding submission under the Centralized Procedure or with the Japanese Ministry of Health and Welfare, and any amendments and supplements thereto.

1.22. “Net Sales” shall mean the actual gross amount invoiced for the commercial sale of Product in the Territory commencing upon the date of First Commercial Sale, after deducting, in accordance with GAAP, the following:

(i)	trade, cash and quantity discounts;

(ii)	recalls, credits and allowances on account of returned or rejected Product, including allowance for breakage or spoilage;

(iii)	rebates and chargebacks;

(iv)	retroactive price reductions;

(v)	sales or excise taxes, VAT or other taxes, and transportation and insurance charges and additional special transportation, custom duties, and other governmental charges;

(vi)	rebates or similar payments paid in connection with sales of Product to any governmental or regulatory authority in respect of any state or federal Medicare, Medicaid or similar programs in any country of the Territory; and

(vii)	write-offs for bad debts or allowances.

Sales or other transfers between MEDICINOVA and its Affiliates shall be excluded from the computation of Net Sales and no payments will be payable on such sales or transfers except where such Affiliates are end users, but Net Sales shall include the subsequent sales to Third Parties by such Affiliates.

1.23. “NOS Inhibitor” shall mean a chemical composition that inhibits the formation or action of nitric oxide, including those disclosed in the NOS Patent Assets.

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1.24. “NOS Inhibitor Technology” shall mean technology relating to the combination of vascular targeting agents (including Compound) and an NOS Inhibitor, including the inventions disclosed in the NOS Patent Assets.

1.25. “NOS Patent Assets” shall mean United States and foreign patents and patent applications (which shall be deemed to include certificates of invention and applications for certificates of invention) which as of the Effective Date or at any time during the term of this Agreement:

(a)	are owned by ANGIOGENE (including ANGIOGENE’S interest in jointly owned patents and patent applications) or which ANGIOGENE through license or otherwise has or acquires rights, and

(b)	relate to the combination with Compound or Product of an NOS Inhibitor or the NOS Inhibitor Technology including but not limited to methods of their manufacture, methods of their use, or otherwise relate to ANGIOGENE NOS Know-How, including all certificates of invention, divisions, continuations, continuations-in-part, reissues, supplementary protection certificates or the like of any such patents and current and future patent applications, including but not limited to the patents and patent applications listed on Schedule 1.25 hereto, and any counterparts thereof which have been or may be filed in other countries.

1.26. “Party” shall mean ANGIOGENE or MEDICINOVA.

1.27. “Patent Assets” shall mean United States and foreign patents and patent applications (which shall be deemed to include certificates of invention and applications for certificates of invention), excluding the NOS Patent Assets and the Split Dose Assets, which as of the Effective Date or at any time during the term of this Agreement

(a)	are owned by ANGIOGENE (including ANGIOGENE’S interest in jointly owned patents and patent applications) or which ANGIOGENE through license or otherwise has or acquires rights, and

(b)	relate to Compound, Product or any Improvement, including but not limited to methods of their manufacture, methods of their use, or otherwise relate to ANGIOGENE Know-How,

including all certificates of invention, divisions, continuations, continuations-in-part, reissues, supplementary protection certificates or the like of any such patents and current and future patent applications, including but not limited to the patents and patent applications listed on Schedule 1.27 hereto, and any counterparts thereof which have been or may be filed in other countries.

1.28. “Phase 1 Clinical Trial” shall mean the clinical trial in which Product is initially introduced into humans.

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1.29. “Phase 2 Clinical Trial” shall mean a clinical trial of Product that is designed to show safety and efficacy of Product for its intended use.

1.30. “Phase 3 Clinical Trial” means a clinical trial conducted after an End of Phase 2 Meeting on a sufficient number of patients that is designed to establish that Product is safe and efficacious for its intended use, and to define warnings, precautions and adverse reactions that are associated with the Product in the dosage range to be prescribed, and supporting marketing authorization or label expansion of Product.

1.31. “Product” shall mean any product in final form for commercial sale by prescription, over-the-counter, or by any other method (or, where the context so indicates, the product being tested in clinical trials), which contains Compound as at least one of the therapeutically active ingredients, in all final dosage forms and package configurations for any indication, or any line extension thereof.

1.32. “Proprietary Information” shall mean any and all scientific, clinical, regulatory, marketing, financial and commercial information or data, whether communicated in writing, orally or by any other means, which is owned and under the protection of one Party and is being provided by that Party to the other Party in connection with this Agreement.

1.33. “Regulatory Approval” means all approvals (including pricing and reimbursement approvals required for marketing authorization), product and/or establishment licenses, registrations or authorizations of all regional, federal, state or local regulatory agency, department, bureau or other governmental entity, necessary for the manufacture, use, storage, import, export, transport and sale of Product in a regulatory jurisdiction.

1.34. “Rest of the World” shall mean all countries in the Territory other than the United States and the countries subject to the jurisdiction of the Centralized Procedure.

1.35. “Royalty Year” shall mean for the year in which the First Commercial Sale occurs, the period commencing with the first day of the Calendar Quarter in which the First Commercial Sale occurs (the “Commencement Date”) and expiring on the last day of the Calendar Quarter that ends twelve (12) months after the Commencement Date and (ii) for each subsequent year, each successive twelve (12) month period.

1.36. “SEC” shall mean the United States Securities and Exchange Commission, or any successor agency.

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1.37. “Split Dose Patent Assets” shall mean United States and foreign patents and patent applications (which shall be deemed to include certificates of invention and applications for certificates of invention) which as of the Effective Date or at any time during the term of this Agreement:

(a)	are owned by ANGIOGENE (including ANGIOGENE’S interest in jointly owned patents and patent applications) or which ANGIOGENE through license or otherwise has or acquires rights, and

(b)	relate to the use of Compound or Product in divided doses including but not limited to methods of their manufacture, methods of their use, or otherwise relate to ANGIOGENE Split Dose Know-How,

including all certificates of invention, divisions, continuations, continuations-in-part, reissues, supplementary protection certificates or the like of any such patents and current and future patent applications, including but not limited to the patent applications listed on Schedule 1.37 hereto, and any counterparts thereof which have been or may be filed in other countries.

1.38. “Split-Dose Technology” shall mean a method of administering any vascular damaging agent in a divided dose, including the inventions disclosed in the Split-Dose Patent Assets.

1.39. “Sublicense Consideration” shall mean (i) the amounts actually received by MEDICINOVA from sublicensees of rights granted by ANGIOGENE to MEDICINOVA under Section 2.1 of this Agreement either (a) as royalties on net sales of Product by such sublicensee, or as payments based on the achievement of milestones relating to Product or (b) as specific consideration for the grant of such sublicense (whether such payments are made on grant of the sublicense or at any other time during the term of such sublicense) and, (ii) subsequent to the closing of an underwritten initial public offering of MEDICINOVA’S securities pursuant to a registration statement under the United States Securities Act of 1933, as amended, amounts actually received by MEDICINOVA from sublicensees of rights granted by ANGIOGENE to MEDICINOVA under Section 2.1 of this Agreement, in connection with such sublicense, for the sale of MEDICINOVA’S equity securities to such sublicensee, that are in excess of the market price of such securities; and shall specifically exclude any amounts received by MEDICINOVA from sublicensees to fund or reimburse MEDICINOVA’S research and development costs in connection with Compound or Product.

1.40. “Synthesized Compound” shall mean a compound that has been synthesized by ANGIOGENE prior to the Effective Date, is set forth with an ANGIOGENE compound number and chemical name on Schedule 1.40 hereto, and for which the physical characterization and screening results from the vascular volume assay for each such compound were provided to MEDICINOVA in writing prior to the Effective Date.

1.41. “Territory” shall mean all of the countries in the world.

1.42. “Third Party(ies)” shall mean a person or entity who or which is neither a Party nor an Affiliate of a Party.

1.43. “Valid Claim” means a claim of an issued and unexpired patent included within the Patent Assets, which has not been revoked or held unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction, and which has not been

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disclaimed, denied or admitted to be invalid or unenforceable through reissue or disclaimer or otherwise.

ARTICLE II

LICENSE; SUBLICENSES

2.1. Exclusive Royalty-Bearing License Grant. In consideration of and subject to the terms and conditions of this Agreement, ANGIOGENE hereby grants to MEDICINOVA an exclusive (even as to ANGIOGENE), royalty bearing license under the Patent Assets and the ANGIOGENE Know-How to develop, make, have made, use, import, offer for sale, market, commercialize, distribute and sell and otherwise dispose of Compound and Product in the Territory. The exclusive license granted under this Section 2.1 includes the right to grant sublicenses.

2.2. Exclusive Non-Royalty Bearing License Grant. In consideration of and subject to the terms and conditions of this Agreement, ANGIOGENE hereby grants to MEDICINOVA an exclusive, royalty-free license to use and exploit(i) the NOS Patent Assets and the ANGIOGENE NOS Know-How to develop, make, have made, use, import, offer for sale, market, commercialize, distribute and sell and otherwise dispose of the NOS Inhibitor Technology and any NOS Inhibitor and (ii) the Split Dose Patent Assets and the ANGIOGENE Split Dose Know-How to develop, make, have made, use, import, offer for sale, market, commercialize, distribute and sell and otherwise dispose of Compound or Product using the Split Dose Technology, each solely in connection with the use of Compound and/or Product in the Territory.

2.2.1. ANGIOGENE shall not grant to any Third Party any rights under the NOS Patent Assets or ANGIOGENE NOS Know-How or the Split Dose Patent Assets or the ANGIOGENE Split Dose Know-How that are inconsistent or in conflict with the rights granted by ANGIOGENE under this Section 2.2.

2.2.2. For the avoidance of doubt, ANGIOGENE shall be entitled to use and exploit the NOS Patent Assets, the ANGIOGENE NOS Know-How, the Split Dose Patent Assets or the ANGIOGENE Split Dose Know-How either itself and/or by the grant of nonexclusive licenses to any Third Party provided such use or exploitation (i) is not inconsistent with the grant of rights to MEDICINOVA under this Section 2.2; (ii) would not prevent MEDICINOVA from exploiting, or does not cover or relate to use of, the NOS Patent Assets and/or the ANGIOGENE NOS Know-How in combination with Compound or Product; and (iii) would not prevent MEDICINOVA from exploiting, or does not cover or relate to use of, the Split Dose Patent Assets and/or the ANGIOGENE Split Dose Know-How with respect to Compound or Product.

2.2.3. The exclusive license granted under this Section 2.2 includes the right to grant sublicenses. Except as specifically set forth in Section 2.1 and this Section 2.2, MEDICINOVA is not granted any other license by implication or otherwise.

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2.3. Improvements. Title to any Improvement developed, discovered and/or reduced to practice solely by MEDICINOVA in connection with the licenses granted under Section 2.1 and 2.2 above shall be vested solely in MEDICINOVA. Title to any Improvement developed, discovered and/ or reduced to practice solely by ANGIOGENE shall be vested solely in ANGIOGENE, subject to the licenses granted under Section 2.1 and 2.2 above.

2.4. Sublicenses. MEDICINOVA shall have the right to grant sublicenses of any and all rights licensed to MEDICINOVA by ANGIOGENE under this Agreement to Affiliates or any Third Party in the Territory. In the event of such a sublicense by MEDICINOVA to a Third Party of any rights licensed to MEDICINOVA by ANGIOGENE under Section 2.1 of this Agreement, the provisions of Section 5.3.2 of this Agreement shall be applicable. MEDICINOVA shall inform ANGIOGENE of the grant of any such sublicenses and shall promptly provide copies thereof to ANGIOGENE.

ARTICLE III

RESEARCH, DEVELOPMENT AND COMMERCIALIZATION

3.1. Exchange of Information. Within thirty (30) days after execution of this Agreement, ANGIOGENE shall disclose to MEDICINOVA in English and in writing all ANGIOGENE Intellectual Property not previously available or made available to MEDICINOVA. Throughout the term of this Agreement, and in addition to the other communications required under this Agreement, ANGIOGENE shall also promptly disclose to MEDICINOVA in English and in writing on an ongoing basis all ANGIOGENE Intellectual Property, and any and all additions or revisions thereto.

3.2. Research Committee. The Parties hereby establish a joint Research Committee (the “Research Committee”) to facilitate the identification of preclinical activities, guide the selection and characterization of one or more candidates for clinical development, and review the research program relating to Product as follows:

(a)

Composition of the Research Committee. The Research Committee shall be comprised of three (3) named representatives of MEDICINOVA and two (2) named representatives of ANGIOGENE. The initial representatives for each Party hereto shall be set forth on Schedule 3.2. Each Party shall appoint its respective representatives to the Research Committee from time to time, and may substitute one or more of its representatives, in its sole discretion, effective upon notice to the other Party of such change. Additional representatives or consultants may from time to time, by mutual consent of the Parties, be invited to attend Research Committee meetings, subject to compliance with Section 4.1. The Research Committee shall use its best efforts in good faith to resolve by consensus any issue relevant to research of Product pursuant to this Agreement. At meetings of the Research Committee, the Parties shall discuss the progress and results of the research program and ANGIOGENE may provide input to MEDICINOVA on the research program. However, subject to the terms and conditions of this Agreement, MEDICINOVA shall retain full control and ultimately shall have the

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right to make all decisions related to the research program and the designation of the Development Candidate relating to Product.

(b)	Meetings. The Research Committee shall meet at least once each Calendar Quarter, starting in the Calendar Quarter in which this Agreement is executed, with the location for such meetings to be mutually acceptable and determined by the Research Committee. Alternatively, the Research Committee may meet by means of conference call or other similar communications equipment. The Research Committee shall terminate and be dissolved immediately after the selection of the Development Candidate.

3.3. Diligence; Development and Commercialization. MEDICINOVA shall use commercially reasonable efforts to develop and commercialize Product, including the preparation and filing of regulatory submissions. As used herein, “commercially reasonable efforts” shall mean efforts and resources normally used by MEDICINOVA for a product owned by it or to which it has exclusive rights, which is of similar market potential at a similar stage in its development or product life, taking into account issues of safety and efficacy, product profile, the competitiveness of the marketplace, the proprietary position of the compound or product, the regulatory and reimbursement structure involved, the profitability of the applicable products, and other relevant factors. The obligations set forth in this Section 3.3 are expressly conditioned upon the absence of any serious adverse conditions relating to the safety or efficacy of Compound or Product including the absence of any action by any regulatory authority limiting the development or commercialization of Compound or Product.

3.4. Regulatory Matters.

(a)	MEDICINOVA shall own, control and retain primary legal responsibility for the preparation, filing and prosecution of all filings and regulatory applications required to obtain authorization to commercially develop, sell and use Product in the Territory, whether used itself or in combination with an NOS Inhibitor and whether or not the Split Dose Technology is used in connection with such Product. MEDICINOVA shall promptly notify ANGIOGENE upon the receipt of Regulatory Approvals and of the date of First Commercial Sale.

(b)	ANGIOGENE shall transfer to MEDICINOVA as soon as practicable after the Effective Date any IND or other regulatory filings relating to Compound or Product owned or controlled by ANGIOGENE, and ANGIOGENE shall allow MEDICINOVA to cross reference any other IND, Drug Master File or other regulatory filing owned or controlled by ANGIOGENE relating to Compound or Product or to the NOS Inhibitor Technology, any NOS Inhibitor or the Split Dose Technology, if used by MEDICINOVA with Compound or Product. Upon MEDICINOVA’s request, ANGIOGENE shall consult and cooperate with MEDICINOVA in connection with obtaining regulatory approval of Product.

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3.5. Trademark. MEDICINOVA shall select, own and maintain trademarks for Product in the Territory whether used itself or in combination with an NOS Inhibitor.

3.6. Adverse Events. ANGIOGENE shall promptly furnish to MEDICINOVA all information of which ANGIOGENE becomes aware concerning safety or utility of Compound or Product alone or in combination with the NOS Inhibitor Technology or the Split Dose Technology, such as adverse or unexpected side effects, injury or other events associated with uses, studies, investigations or tests of Compound or Product alone or in combination with any NOS Inhibitor whether or not such Party is required to report such information to any regulatory authority and whether or not such event is determined to be attributable to Compound, Product, such NOS Inhibitor or such Split Dose Technology. MEDICINOVA shall promptly furnish to ANGIOGENE all information of which MEDICINOVA becomes aware concerning safety or utility of Compound and Product in combination with the NOS Inhibitor Technology or when used with the Split Dose Technology, such as adverse or unexpected side effects, injury or other events associated with uses, studies, investigations or tests of Compound and Product in combination with the NOS Inhibitor or when used with the Split Dose Technology, whether or not such Party is required to report such information to any regulatory authority and whether or not such event is determined to be attributable to Compound, Product, such NOS Inhibitor or Split Dose Technology.

ARTICLE IV

CONFIDENTIALITY AND PUBLICITY

4.1. Non-Disclosure and Non-Use Obligations. All Proprietary Information disclosed by one Party to the other Party hereunder shall be maintained in confidence and shall not be disclosed to any Third Party or used for any purpose except as expressly permitted herein without the prior written consent of the Party that disclosed the Proprietary Information to the other Party during the term of this Agreement and for a period of ten years thereafter. The foregoing non-disclosure and non-use obligations shall not apply to the extent that such Proprietary Information:

(a)	is lawfully known by the receiving Party at the time of its receipt, and not through a prior disclosure by the disclosing Party, as documented by business records;

(b)	is or becomes properly in the public domain or knowledge otherwise than as a result of breach of this Agreement by the receiving Party;

(c)	is subsequently disclosed to a receiving Party by a Third Party who may lawfully do so and is not under an obligation of confidentiality to the disclosing Party; or

(d)	is developed by the receiving Party independently of Proprietary Information received from the other Party, as documented by research and development records.

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4.2. Permitted Disclosure of Proprietary Information. Notwithstanding Section 4.1, a Party receiving Proprietary Information of another Party may disclose such Proprietary Information:

(a)	to governmental or other regulatory agencies in order to obtain patents pursuant to this Agreement, or to gain approval to conduct clinical trials or to market Product, but such disclosure may be only to the extent reasonably necessary to obtain such patents or authorizations;

(b)	by each of MEDICINOVA or ANGIOGENE to its respective agents, consultants, Affiliates, MEDICINOVA’s sublicensees and/or other Third Parties (“Disclosees”) for the research and development, manufacturing and/or marketing of the Compound and/or Product (or for such parties to determine their interests in performing such activities) on the condition that such Disclosees agree to be bound by the confidentiality obligations consistent with this Agreement.; or

(c)	if and to the extent required to be disclosed by law or court order, provided that notice is promptly delivered to the non-disclosing Party in order to provide an opportunity to challenge or limit the disclosure obligations; provided, however, without limiting any of the foregoing, it is understood that MEDICINOVA or its Affiliates may make disclosure of this Agreement and the terms hereof in any filings required by SEC, may file this Agreement as an exhibit to any filing with the SEC and may distribute any such filing in the ordinary course of its business.

Upon execution of this Agreement, either Party may issue a press release in the form to be attached as Schedule 4.2.

4.3 Publication. In the event ANGIOGENE or any Affiliate of or consultant or contractor to ANGIOGENE wishes to make a publication relating to Compound or Product alone or in combination with the NOS Inhibitor Technology or the Split Dose Technology, it shall deliver to MEDICINOVA a copy of the proposed publication or an outline of the oral disclosure at least thirty (30) Business Days prior to submission or presentation, such that any issue of patent protection can be resolved in accordance with the terms of this Agreement.

4.4 Handling of Proprietary Information. Each Party agrees in relation to the other Party’s Proprietary Information to take all relevant precautions to a standard at least as high as that Party itself treats its own Proprietary Information but in any event to not less than a reasonable standard.

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ARTICLE V

PAYMENTS; ROYALTIES AND REPORTS

5.1. License Fee. In consideration of the rights granted by ANGIOGENE hereunder, MEDICINOVA shall pay ANGIOGENE [**], payable within ten (10) days after the Effective Date.

5.2. Milestone Payments. Subject to the terms and conditions contained in this Agreement, and in further consideration of the rights granted by ANGIOGENE hereunder, MEDICINOVA shall pay ANGIOGENE the following milestone payments, contingent upon occurrence of the specified event, with each milestone payment to be made no more than once with respect to the achievement of such milestone, but payable the first time such milestone is achieved:

(a)	[**] upon issuance in the United States of a U. S. patent based on International Application Number PCT/GB00/00099, Entitled “Benzimidazole Vascular Damaging Agents,” with composition claims similar in scope to and directed to the subject matter recited in at least claims 3 and 4 of said International Application, as set forth in Schedule 1.27;

(b)	[**] upon grant (after any opposition period or proceeding) in Europe of a European patent based on International Application Number PCT/GB00/00099, Entitled “Benzimidazole Vascular Damaging Agents,” with composition claims similar in scope to and directed to the subject matter recited in at least claims 3 and 4 of said International Application, or with Swiss-type claims similar in scope to and directed to the subject matter recited in at least claims 1 and 2 of said International Application, as set forth in Schedule 1.27;

(c)	(i) [**] upon MEDICINOVA’S selection of a Development Candidate, if such compound is a Synthesized Compound or (ii) US $ [**] upon MEDICINOVA’S selection of a Development Candidate, if such compound is not a Synthesized Compound;

(d)	[**] upon the commencement (first dosing of the first patient) of the first Phase 1 Clinical Trial;

(e)	[**] upon the commencement (first dosing of the first patient) of the first Phase 2 Clinical Trial;

(f)	[**] upon the commencement (first dosing of the first patient) of the first Phase 3 Clinical Trial;

(g)	[**] upon the FDA’s first acceptance for filing of an NDA;

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(h)	US [**] upon the first acceptance for filing of an NDA under the Centralized Procedure or in Europe;

(i)	US [**] upon receipt of written Regulatory Approval by the FDA;

(j)	US [**] upon receipt of written Regulatory Approval in Europe; and

(k)	US [**] upon receipt of written Regulatory Approval by the Ministry of Health, Labour and Welfare (or any successor agency having substantially the same functions) in Japan.

MEDICINOVA shall notify ANGIOGENE in writing within thirty (30) days after the achievement of each milestone, and such notice shall be accompanied by payment of the appropriate milestone payment, Milestone payments made under Section 5.2 (i), (j) and (k) shall be creditable against payments required under Section 5.3.1 or 5.3.2 of this Agreement in the applicable countries in the Territory. The payments described in this Section 5.2 shall be payable only upon the initial achievement of each milestone, and no amounts shall be due hereunder for any subsequent or repeated achievement of such milestones, regardless of the number of Products for which such milestone may be achieved.

5.3. Royalties and Other Payments.

5.3.1. Royalties Payable By MEDICINOVA.

(i)	Subject to the terms and conditions of this Agreement, and in further consideration of the rights granted by ANGIOGENE hereunder, MEDICINOVA shall pay to ANGIOGENE royalties in the applicable percentage specified in Schedule 5.3.1 attached hereto for Net Sales in each Royalty Year of Products by MEDICINOVA and its Affiliates in the Territory if the manufacture, use or sale of such Product would, absent the license granted hereunder, infringe one or more Valid Claims of the Patent Assets in the applicable country.

(ii)	Royalties on Net Sales at the rates set forth in Schedule 5.3.1 shall accrue as of the date of First Commercial Sale of Product in the applicable country and shall continue and accrue on Net Sales on a country-by-country basis until the earlier of (i) the expiration of the last to expire Patent Asset including a Valid Claim in such country or (ii) fifteen (15) years from First Commercial Sale. Thereafter, MEDICINOVA shall be relieved of any royalty payment under this Section 5.3.

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(iii)	The payment of royalties set forth above shall be subject to the following conditions:

(A)	only one payment shall be due with respect to the same unit of Product and no multiple royalties shall be payable because any Product, or its manufacture, sale or use is covered by more than one Valid Claim;

(B)	no royalties shall accrue on the disposition of Product by MEDICINOVA, Affiliates or sublicensees as samples (promotion or otherwise) or as donations (for example, to non-profit institutions or government agencies) or for clinical trials; and

(C)	ANGIOGENE shall be responsible for payment of any royalties or other obligations owed by ANGIOGENE to any Third Party.

5.3.2. Payments in the Event of Sublicense.

(i)	In the event MEDICINOVA enters into a sublicense with a Third Party or Third Parties under Section 2.4 of this Agreement of any rights licensed to MEDICINOVA by ANGIOGENE under Section 2.1 of this Agreement, then in lieu of MEDICINOVA paying ANGIOGENE the milestone payments set forth in Section 5.2 above and the royalty payments set forth in Section 5.3.1 above, MEDICINOVA shall pay ANGIOGENE the following applicable percentages of Sublicense Consideration received by MEDICINOVA from such sublicensee(s):

(a) [**] of Sublicense Consideration, if a sublicense is entered into after completion [**];

(b) [**] of Sublicense Consideration, if a sublicense is entered into after completion [**];

(c) [**] of Sublicense Consideration, if a sublicense is entered into during or after [**]; or

(d) [**] of Sublicense Consideration, if a sublicense is entered into before commencement [**].

(ii)	Payments shall be required under Section 5.3.2(i) for so long as MEDICINOVA is receiving Sublicense Consideration.

5.3.3. Compulsory Licenses. If a compulsory license is granted to a Third Party with respect to Product in any country in the Territory with a royalty rate lower than the royalty rate provided by Section 5.3.1, then the royalty rate to be paid by MEDICINOVA

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on Net Sales in that country under Section 5.3.1 shall be reduced to the rate paid by the compulsory Third Party licensee.

5.3.4. Third Party Licenses. If MEDICINOVA would be prevented from developing, making, having made, using, selling or importing Product included in the Patent Assets in any country of the Territory on the grounds that by doing so MEDICINOVA or any Sublicensee would infringe patent rights held by a Third Party in said country, those patent rights relating to Compound, and if MEDICINOVA wishes to obtain a license from such Third Party, any royalties or other payments paid under such Third Party patent licenses by MEDICINOVA in such country for such Calendar Quarter shall be creditable against the royalty or other payments payable to ANGIOGENE by MEDICINOVA in such country.

5.3.5. Combination Product. Notwithstanding the provisions of Section 5.3.1, in the event a Product is sold as a combination product or kit with other biologically active components other than an NOS Inhibitor, Net Sales, for purposes of calculating royalty payments on the combination product, shall be calculated by multiplying the Net Sales of that combination product or kit by the fraction A/B, where A is the gross selling price of the Product sold separately and B is the gross selling price of the combination product or kit. If no such separate sales are made by MEDICINOVA or its Affiliates, Net Sales for royalty determination shall be calculated by multiplying Net Sales of the combination product or kit by the fraction C/(C+D), where C (excluding the fully allocated cost of the other biologically active component in question) is the fully allocated cost of the Compound and D is the fully allocated cost of such other biologically active components.

5.4. Reports; Payment of Royalty. During the term of the Agreement for so long as royalty payments are due, MEDICINOVA shall furnish to ANGIOGENE a quarterly written report for the Calendar Quarter showing the sales of all Products subject to royalty payments sold by MEDICINOVA, its Affiliates and its sublicensees during the reporting period and the royalties payable under this Agreement. Reports shall be due on the ninetieth (90th) day following the close of each Calendar Quarter. Royalties shown to have accrued by each royalty report, if any, shall be due and payable on the date such royalty report is due. MEDICINOVA shall keep complete and accurate records in sufficient detail to enable the royalties hereunder to be determined.

5.5. Audits. Upon the written request of ANGIOGENE and not more than once in each Calendar Year, MEDICINOVA shall permit an independent certified public accounting firm selected by ANGIOGENE and acceptable to MEDICINOVA (acting reasonably and not to unreasonably delay such acceptance) to have access during normal business hours, upon ten-days notice to MEDICINOVA, to such of the records of MEDICINOVA as may be reasonably necessary to verify the accuracy of the royalty reports hereunder for any Royalty Year ending not more than twenty-four (24) months prior to the date of such request. The accounting firm shall disclose to ANGIOGENE only whether the royalty reports are correct or incorrect and the specific details concerning any discrepancies.

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5.5.1. If such accounting firm concludes that additional royalties were owed during such Royalty Year, MEDICINOVA shall pay the additional royalties within sixty (60) days of the date ANGIOGENE delivers to MEDICINOVA such accounting firm’s written report so concluding; provided however, that, in the event that MEDICINOVA shall not be in agreement with the conclusion of such report (a) MEDICINOVA shall not be required to pay such additional royalties and (b) such matter shall be resolved pursuant to the provisions of Section 9.5 herein. In the event such accounting firm concludes that amounts were overpaid by MEDICINOVA during such period, MEDICINOVA shall have a credit against future royalties payable to ANGIOGENE in the amount of such overpayment. The fees charged by such accounting firm shall be paid by ANGIOGENE; provided, however, that if an error in favor of ANGIOGENE of more than the greater of (i) $100,000 or (ii) ten percent (10%) of the royalties due hereunder for the period being reviewed is discovered, then the fees and expenses of the accounting firm shall be paid by MEDICINOVA.

5.5.2. Upon the expiration of twenty-four (24) months following the end of any Royalty Year the calculation of royalties payable with respect to such Royalty Year shall be binding and conclusive upon ANGIOGENE, and MEDICINOVA shall be released from any liability or accountability with respect to royalties for such year.

5.5.3. ANGIOGENE and MEDICINOVA shall treat all financial information subject to review under this Section 5.5 or under any sublicense agreement in accordance with the confidentiality provisions of this Agreement.

5.6. Payment Exchange Rate. All payments to ANGIOGENE under this Agreement shall be made in United States dollars. In the case of sales outside the United States, the rate of exchange to be used in computing the amount of currency equivalent in United States dollars due ANGIOGENE shall be calculated monthly in accordance with GAAP and based on the conversion rates published in the Wall Street Journal, Eastern edition.

5.7. Tax Withholding. If laws, rules or regulations require withholding of income taxes or other taxes imposed upon payments set forth in this Article V, ANGIOGENE shall provide MEDICINOVA, prior to any such payment, annually or more frequently if required, with all forms or documentation required by any applicable taxation laws, treaties or agreements to such withholding or as necessary to claim a benefit thereunder (including, but not limited to Form W-8BEN or any successor forms) and MEDICINOVA shall make such withholding payments as required and subtract such withholding payments from the payments set forth in this Article V. MEDICINOVA will use commercially reasonable efforts consistent with its usual business practices and cooperate with ANGIOGENE to ensure that any withholding taxes imposed are reduced as far as possible under the provisions of the current or any future taxation treaties or agreements between foreign countries.

5.8. Exchange Controls. Notwithstanding any other provision of this Agreement, if at any time legal restrictions prevent the prompt remittance of part or all of the royalties with respect to

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Net Sales in any country, payment shall be made through such lawful means or methods as MEDICINOVA may determine. When in any country the law or regulations prohibit both the transmittal and deposit of royalties on sales in such a country, royalty payments shall be suspended for as long as such prohibition is in effect (and such suspended payments shall not accrue interest), and promptly after such prohibition ceases to be in effect, all royalties that MEDICINOVA or its Affiliates or sublicensees would have been obligated to transmit or deposit, but for the prohibition, shall be deposited or transmitted, as the case may be, to the extent allowable (with any interest earned on such suspended royalties which were placed in an interest-bearing bank account in that country, less any transactional costs). If the royalty rate specified in this Agreement should exceed the permissible rate established in any country, the royalty rate for sales in such country shall be adjusted to the highest legally permissible or government-approved rate.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES

6.1. ANGIOGENE Representations and Warranties. ANGIOGENE represents and warrants to MEDICINOVA that as of the Effective Date:

(a)	With respect to the preparation and prosecution of Patent Assets, NOS Patent Assets and Split Dose Patent Assets, (i) ANGIOGENE and its agents have used all reasonable and predictable efforts to comply with applicable U. S., non-U.S., and Patent Cooperation Treaty laws, articles and rules, including in each of its pending applications, where applicable, naming the proper inventors, satisfying its duty of candor, disclosing the best mode and otherwise complying with all the requirements of 35 U.S.C.112 and (ii) ANGIOGENE has no reason to believe that U.S. and non-U.S. claims would not be granted, which would include claims similar in scope to and directed to the subject matter recited in the claims of the International Applications, as set forth in Schedules 1.25, 1.27 and 1.37;

(b)	this Agreement has been duly executed and delivered by ANGIOGENE and constitutes legal, valid, and binding obligations enforceable against ANGIOGENE in accordance with its terms;

(c)	no approval, authorization, consent, or other order or action of or filing with any court, administrative agency or other governmental authority is required for the execution and delivery by ANGIOGENE of this Agreement or the consummation by ANGIOGENE of the transactions contemplated hereby;

(d)

ANGIOGENE has the full corporate power and authority to enter into and deliver this Agreement, to perform and to grant the licenses granted under Article II hereof and to consummate the transactions contemplated hereby; all corporate acts and other proceedings required to be taken to authorize

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such execution, delivery, and consummation have been duly and properly taken and obtained;

(e)	ANGIOGENE has not previously assigned, transferred, conveyed or otherwise encumbered its right, title and interest in the ANGIOGENE Intellectual Property nor has ANGIOGENE entered into any agreement with any Third Party that could prevent MEDICINOVA from exploiting, or that grants rights or is otherwise in conflict with, the rights granted to MEDICINOVA pursuant to this Agreement;

(f)	it is the sole and exclusive owner under the ANGIOGENE Intellectual Property, all of which are owned free and clear of any liens, charges and encumbrances, and no other person, corporate or other private entity, or governmental or university entity or subdivision thereof has any claim of ownership with respect to the ANGIOGENE Intellectual Property, whatsoever;

(g)	the development, manufacture, importation, use and sale of Compound and Products do not to the best of ANGIOGENE’S knowledge, infringe any patent rights owned or possessed by any Third Party;

(h)	Schedules 1.27,1.25 and 1.37 are complete and accurate lists of all patent applications in the Territory relating to Compound or Product, the NOS Inhibitor Technology and the Split Dose Technology, respectively, owned by ANGIOGENE or to which ANGIOGENE has the right to license;

(i)	there are no claims, judgments or settlements against or owed by ANGIOGENE or pending or, to the best of its knowledge, threatened claims or litigation relating to the ANGIOGENE Intellectual Property;

(j)	no contract research organization, corporation, business entity or individual which have been involved in any studies conducted for the purpose of obtaining regulatory approvals have been debarred individuals or entities within the meaning of 21 U.S.C. section 335(a) or (b); and

(k)	to the best of ANGIOGENE’s knowledge and belief in connection with development of Compound and Product, ANGIOGENE has complied in all material respects with applicable U.S. and UK laws and regulations.

6.2. MEDICINOVA Representations and Warranties. MEDICINOVA represents and warrants to ANGIOGENE that as of the Effective Date:

(a)	this Agreement has been duly executed and delivered by it and constitutes legal, valid, and binding obligations enforceable against it in accordance with its terms;

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(b)	it has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. All corporate acts and other proceedings required to be taken to authorize such execution, delivery, and consummation have been duly and properly taken and obtained; and

(c)	no approval, authorization, consent, or other order or action of or filing with any court, administrative agency or other governmental authority is required for the execution and delivery by it of this Agreement or the consummation by it of the transactions contemplated hereby.

ARTICLE VII

PATENT MATTERS

7.1. Filing, Prosecution and Maintenance of Patent Applications or Patents included in Patent Assets. From and after the Effective Date, MEDICINOVA shall have the right and responsibility to file, prosecute and maintain the Patent Assets in ANGIOGENE’s name and, upon MEDICINOVA’s request, ANGIOGENE shall reasonably cooperate in the filing, prosecution and/or maintenance of such patents. MEDICINOVA shall be responsible for the payment of all patent prosecution and maintenance costs incurred after the Effective Date, provided that all of such costs paid by MEDICINOVA shall be creditable against any amounts otherwise payable by MEDICINOVA to ANGIOGENE under Section 5.3.1 or 5.3.2 of this Agreement. If MEDICINOVA elects not to prosecute or maintain a patent included in the Patent Assets in any country, it shall provide ANGIOGENE with written advance notice sufficient to avoid any loss or forfeiture, and ANGIOGENE shall have the right, at its sole expense, to prosecute or maintain such patent in such country. Upon ANGIOGENE’s request, MEDICINOVA shall reasonably cooperate in the prosecution or maintenance of such patent.

7.2. Filing, Prosecution and Maintenance of Patent Applications or Patents included in NOS Patent Assets or Split Dose Patent Assets. ANGIOGENE shall have the right and responsibility to file, prosecute and maintain the NOS Patent Assets and the Split Dose Patent Assets in ANGIOGENE’s name and shall be responsible for the payment of all related patent prosecution and maintenance costs. ANGIOGENE warrants and represents that it has disclosed to MEDICINOVA the complete texts of all NOS Patent Assets and Split Dose Patent Assets filed by or on behalf of ANGIOGENE as well as all information received by ANGIOGENE concerning the institution or possible institution of any interference, opposition, re-examination, reissue, revocation, nullification, or any official proceeding involving an NOS Patent Asset or Split Dose Patent Asset owned by ANGIOGENE, and that it will continue such disclosure with respect to new events during the term of the AGREEMENT. MEDICINOVA shall have the right to review all such future applications and make recommendations to ANGIOGENE concerning them and their conduct. ANGIOGENE agrees to keep MEDICINOVA promptly and fully informed of the course of patent prosecution or other proceedings including providing MEDICINOVA with copies of observations submitted by ANGIOGENE (or any ANGIOGENE licensee if such licensee is required to submit such copies to ANGIOGENE) to or received by ANGIOGENE (or any ANGIOGENE licensee if such licensee is required to submit such copies to ANGIOGENE) from the United States Patent and

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Trademark Office concerning NOS Patent Assets or Split Dose Patent Assets owned by ANGIOGENE. If ANGIOGENE elects or any designee of ANGIOGENE informs ANGIOGENE that is has elected, not to prosecute or maintain a patent included in the NOS Patent Assets or Split Dose Patent Assets which are owned by ANGIOGENE in any country, ANGIOGENE shall promptly inform MEDICINOVA in writing, and MEDICINOVA shall have the right but not the obligation, at its sole expense, to prosecute or maintain such patent. Upon MEDICINOVA’S request, ANGIOGENE shall reasonably cooperate in the prosecution or maintenance of such patent and, in consideration of MEDICINOVA’S assumption of the prosecution or maintenance of any of the NOS Patent Assets or Split Dose Patent Assets in any country, ANGIOGENE shall assign to MEDICINOVA all of ANGIOGENE’s right, title and interest in, to and under such NOS Patent Asset or Split Dose Patent Assets, as applicable, in such country, including the right to bring a lawsuit for past infringement.

7.3. Patent Office Proceedings. Each Party shall inform the other Party of any request for, filing, or declaration of any proceeding before a patent office seeking to protest, oppose, cancel, reexamine, declare an interference proceeding, initiate a conflicts proceeding, or analogous process involving a patent application or patent included in the Patent Assets. Each Party thereafter shall cooperate fully with the other with respect to any such patent office proceeding. Each Party will provide the other with any information or assistance that is reasonable.

7.4. Enforcement and Defense.

(a)	Each Party shall promptly (and in any event within 20 Business Days) give the other Party notice of any infringement in the Territory of any patent application or patent included in the Patent Assets that comes to such Party’s attention. The Parties will thereafter consult and cooperate fully to determine a course of action, including, without limitation, the commencement of legal action by any Party. However, MEDICINOVA shall have the first right to initiate and prosecute such legal action at its own expense and in the name of ANGIOGENE and MEDICINOVA, or to control the defense of any declaratory judgment action relating to the Patent Assets. MEDICINOVA shall have a period of 40 Business Days from becoming aware of any such infringement to inform ANGIOGENE if MEDICINOVA elects not to exercise such first right. ANGIOGENE shall, if MEDICINOVA either elects not to exercise such first right or fails to make such election with such period of 40 Business Days, have the right either to initiate and prosecute such action or to control the defense of such declaratory judgment action in the name of ANGIOGENE and, if necessary, MEDICINOVA. In no event shall ANGIOGENE be obligated to enforce or defend any of the Patent Assets.

(b)

If MEDICINOVA elects not to initiate and prosecute an infringement or defend a declaratory judgment action in any country in the Territory as provided in Subsection 7.4(a), and ANGIOGENE elects to do so, the cost of any agreed-upon course of action, including the costs of any legal

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action commenced or any declaratory judgment action defended, shall be borne solely by ANGIOGENE.

(c)	For any such legal action or defense, in the event that any Party is unable to initiate, prosecute, or defend such action solely in its own name, the other Party will join such action voluntarily and will execute all documents necessary for the Party to prosecute, defend and maintain such action. In connection with any such action, the Parties will cooperate fully and will provide each other with any information or assistance that either reasonably may request.

(d)	Any recovery obtained by MEDICINOVA or ANGIOGENE shall be shared as follows:

(i)	the Party that initiated and prosecuted, or maintained the defense of, the action shall recoup all of its costs and expenses (including reasonable attorneys’ fees) incurred in connection with the action, whether the recovery is by settlement or otherwise;

(ii)	the other Party then shall, to the extent possible, recover its costs and expenses (including reasonable attorneys’ fees) incurred in connection with the action;

(iii)	if ANGIOGENE initiated and prosecuted, or maintained the defense of, the action, the amount of any recovery remaining then shall be retained by ANGIOGENE; and

(iv)	if MEDICINOVA initiated and prosecuted, or maintained the defense of, the action, the amount of any recovery remaining shall be retained by MEDICINOVA, except that ANGIOGENE shall receive a portion equivalent to the royalties or other payments it would have received under this Agreement if such amount were deemed Net Sales.

(e)

ANGIOGENE shall inform MEDICINOVA of any certification regarding any Patent Assets it has received pursuant to either 21 U.S.C. §§ 355(b)(2)(A)(iv) or (j)(2)(A)(vii)(IV) or under Canada’s Patented Medicines (Notice of Compliance) Regulations Article 5 and shall provide MEDICINOVA with a copy of such certification within five (5) days of receipt. ANGIOGENE’s and MEDICINOVA’s rights with respect to the initiation and prosecution, or defense, of any legal action as a result of such certification or any recovery obtained as a result of such legal action shall be allocated as defined in Subsections 7.3(d) (i) through (iv); provided, however, that MEDICINOVA shall exercise the first right to initiate and prosecute, or defend, any action and shall inform

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ANGIOGENE of such decision within fifteen (15) days of receipt of the certification, after which time, if MEDICINOVA has not advised ANGIOGENE of its intention to initiate and prosecute, or defend, such action, ANGIOGENE shall have the right to initiate and prosecute, or defend, such action.

7.5. Patent Term Extensions and Supplemental Protection Certificates. The Parties shall cooperate in obtaining patent term extensions or supplemental protection certificates or their equivalents in any country in the Territory where applicable and where desired by MEDICINOVA. If elections with respect to obtaining such extension or supplemental protection certificates are to be made, MEDICINOVA shall have the right to make the election and ANGIOGENE shall abide by such election. All costs incurred relating to the activities under this Section 7.5 shall be borne by MEDICINOVA provided that all of such costs paid by MEDICINOVA shall be creditable against any amounts otherwise payable by MEDICINOVA to ANGIOGENE under Section 5.3.1 or 5.3.2 of this Agreement.

ARTICLE VIII

TERM AND TERMINATION

8.1. Term and Expiration. This Agreement shall be effective as of the Effective Date and unless terminated earlier pursuant to Section 8.2 and 8.3 below, the term of this Agreement shall continue in effect until expiration of all royalty obligations hereunder.

8.2. Termination by Notice. Notwithstanding anything contained herein to the contrary, MEDICINOVA shall have the right to terminate this Agreement at any time by giving thirty (30) days advance written notice to ANGIOGENE. Except as set forth in this Agreement, in the event of such termination, (i) the rights and obligations hereunder, excluding any payment obligation that has accrued as of the termination date and excluding rights and obligations relating to confidentiality, shall terminate immediately, and (ii) the provisions of Section 8.4 shall be applicable.

8.3. Termination.

8.3.1. Termination for Cause. Either Party may terminate this Agreement by notice to the other Party at any time during the term of this Agreement as follows:

(a)	if the other Party is in breach of any material obligation hereunder by causes and reasons within its control, or has breached, in any material respect, any representations or warranties set forth in Article VI, and has not cured such breach within ninety (90) days after notice requesting cure of the breach, provided, however, that if the breach is not capable of being cured within ninety (90) days of such written notice, the Agreement may not be terminated so long as the breaching Party commences and is taking commercially reasonable actions to cure such breach as promptly as practicable; or

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(b)	upon the filing or institution of bankruptcy, reorganization, liquidation or receivership proceedings, or upon an assignment of a substantial portion of the assets for the benefit of creditors by the other Party; provided, however, in the case of any involuntary bankruptcy, reorganization, liquidation, receivership or assignment proceeding such right to terminate shall only become effective if the Party consents to the involuntary proceeding or such proceeding is not dismissed within ninety (90) days after the filing thereof.

8.3.2. Licensee Rights Not Affected.

(a)	In the event MEDICINOVA terminates this Agreement under Section 8.3.1(b), or this Agreement is otherwise terminated under Section 8.3.1(b), or ANGIOGENE is a debtor in a bankruptcy proceeding, whether voluntary or involuntary, all rights and licenses granted pursuant to this Agreement are, and shall otherwise be deemed to be, for purposes of Section 365(n) of 11 U.S.C. §101 et seq. (the “Bankruptcy Code”), licenses of rights to “intellectual property” as defined under Section 101(35A) of the Bankruptcy Code. The Parties agree that MEDICINOVA and ANGIOGENE shall retain and may fully exercise all of their respective rights, remedies and elections under the Bankruptcy Code. The Parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against ANGIOGENE under the Bankruptcy Code, MEDICINOVA shall be entitled to all applicable rights under Section 365 of the Bankruptcy Code, including but not limited to, entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property upon written request therefor by MEDICINOVA.

(b)	In the event MEDICINOVA is a debtor in a bankruptcy proceeding, whether voluntary or involuntary, all rights and licenses granted pursuant to this Agreement are, and shall otherwise be deemed to be, for purposes of Section 365 of the Bankruptcy Code, executory contracts. The Parties agree that applicable law does not excuse ANGIOGENE from accepting performance by, or rendering performance under this Agreement and all rights and licenses granted hereunder to, a person or entity other than MEDICINOVA.

8.4. Effect of Expiration or Termination. Except as set forth in this Agreement, in the event of termination of this Agreement, the rights and obligations hereunder, excluding any payment obligation that has accrued as of the termination date and excluding rights and obligations relating to confidentiality, shall terminate immediately, except that MEDICINOVA and its Affiliates and sublicensees shall have the right to sell or otherwise dispose of the stock of any Product subject to this Agreement then on hand or in process of manufacture. Expiration or termination of this Agreement shall not relieve the Parties of any obligation accruing prior to

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such expiration or termination. In addition to any other provisions of this Agreement which by their terms continue after the expiration of this Agreement, the provisions of Article IV shall survive the expiration or termination of this Agreement and shall continue in effect for seven (7) years from the date of expiration or termination. In addition, any other provision required to interpret and enforce the Parties’ rights and obligations under this Agreement shall also survive, but only to the extent required for the full observation and performance of this Agreement. Any expiration or early termination of this Agreement shall be without prejudice to the rights of any Party against the other accrued or accruing under this Agreement prior to termination. Except as expressly set forth herein, the rights to terminate as set forth herein shall be in addition to all other rights and remedies available under this Agreement, at law, or in equity, or otherwise.

8.5. Consequences of Termination. Upon termination of this Agreement pursuant to Section 8.2 or upon termination by ANGIOGENE pursuant to Section 8.3.1(a) MEDICINOVA shall, if requested to do so in writing by ANGIOGENE, license to ANGIOGENE or its designee all INDs, NDAs or then existing Regulatory Approvals obtained and controlled by MEDICINOVA or its Affiliates to make, have made use and sell Product, on commercially reasonable terms to be negotiated in good faith between the Parties. In the event of termination of this Agreement by MEDICINOVA pursuant to Section 8.2 or by ANGIOGENE pursuant to Section 8.3.1 (a) prior to the initiation of a Phase 2 clinical trial on Product, the foregoing license from MEDICINOVA to ANGIOGENE shall be royalty-free.

ARTICLE IX

MISCELLANEOUS

9.1. Force Majeure. Neither Party shall be held liable or responsible to the other Party nor be deemed to have defaulted under or breached the Agreement for failure or delay in fulfilling or performing any term of the Agreement during the period of time when such failure or delay is caused by or results from causes beyond the reasonable control of the affected Party including, but not limited to, fire, flood, embargo, war, acts of war (whether war be declared or not), insurrection, riot, civil commotion, strike, lockout or other labor disturbance, act of God or act, omission or delay in acting by any governmental authority or the other Party. The affected Party shall notify the other Party of such force majeure circumstances as soon as reasonably practicable.

9.2. Assignment. The Agreement may not be assigned or otherwise transferred without the prior written consent of the other Party; provided, however, that MEDICINOVA may assign this Agreement to an Affiliate or in connection with the transfer or sale of its business or all or substantially all of its assets related to Compound or Product or in the event of a merger, consolidation, change in control or similar corporate transaction.[cannot agree to consent in this situation]. Any permitted assignee shall assume all obligations of its assignor under this Agreement.

9.3. Severability. In the event that any of the provisions contained in this Agreement are held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby,

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unless the absence of the invalidated provision(s) adversely affect the substantive rights of the Parties. In such event, the Parties shall replace the invalid, illegal or unenforceable provision(s) with valid, legal and enforceable provision(s) which, insofar as practical, implement the purposes of this Agreement.

9.4. Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally, sent by facsimile (and promptly confirmed by personal delivery, registered or certified mail or overnight courier), sent by nationally-recognized overnight courier or sent by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

if to MEDICINOVA to:

MEDICINOVA, INC.

4540 Towne Centre Court

San Diego, CA 92121

United States

Attention: Takashi Kiyoizumi, M.D., Ph.D.

Tel: 858.373.1500

Fax: 858.373.7000

if to ANGIOGENE to:

ANGIOGENE PHARMACEUTICALS LTD.

Magdalen Centre

The Oxford Science Park

Oxford OX4 4GA

United Kingdom

Attention: Chief Executive Officer

Tel: 011. 44 1865 784660

Fax: 011.44 1865 784661

or to such other address as the Party to whom notice is to be given may have furnished to the other Parties in writing in accordance herewith. Any such communication shall be deemed to have been given when delivered if personally delivered or sent by facsimile on a Business Day, upon confirmed delivery by nationally-recognized overnight courier if so delivered and on the third Business Day following the date of mailing if sent by registered or certified mail.

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9.5. Applicable Law. The Agreement shall be governed by and construed in accordance with the laws of the United States of America and State of New York without reference to any rules of conflict of laws.

9.6. Dispute Resolution.

(a)	The Parties agree to attempt initially to solve all claims, disputes, or controversies arising under, out of, or in connection with this Agreement (a “Dispute”) by conducting good faith negotiations. Any Disputes which cannot be resolved by good faith negotiation within twenty (20) Business Days, shall be referred, by written notice from either Party to the other, to the Chief Executive Officer of each Party. Such Chief Executive Officers shall negotiate in good faith to achieve a resolution of the Dispute referred to them within twenty (20) Business Days after such notice is received by the Party to whom the notice was sent. If the Chief Executive Officers are unable to settle the Dispute between themselves within twenty (20) Business Days, they shall so report to the Parties in writing. The Dispute shall then be referred to mediation as set forth in the following subsection (b).

(b)	Upon the Parties receiving the Chief Executive Officers’ report that the Dispute referred to them pursuant to subsection (a) has not been resolved, the Dispute shall be referred to mediation by written notice from either Party to the other. The mediation shall be conducted pursuant to the LCIA Mediation Procedure. The place of the mediation shall be New York, New York, United States and the language of the mediation shall be English. If the Parties have not reached a settlement within twenty (20) Business Days of the date of the notice of mediation, the Dispute shall be referred to arbitration pursuant to subsection (c) below.

(c)	If after the procedures set forth in subsections (a) and (b) above, the Dispute has not been resolved, a Party shall decide to institute arbitration proceedings, it shall give written notice to that effect to the other Party. The Parties shall refrain from instituting the arbitration proceedings for a period of sixty (60) days following such notice. During such period, the Parties shall continue to make good faith efforts to amicably resolve the dispute without arbitration. If the Parties have not reached a settlement during that period the arbitration proceedings shall go forward and be governed by the LCIA Arbitration Rules then in force. Each such arbitration shall be conducted by a panel of three arbitrators: one arbitrator shall be appointed by each of MEDICINOVA and ANGIOGENE and the third arbitrator, who shall be the Chairman of the tribunal, shall be appointed by the two-Party appointed arbitrators. Any such arbitration shall be held in New York, New York, U.S.A. and the language of the arbitration shall be English.

The tribunal shall issue its award within forty-five (45) days after the date on which the arbitration proceedings have closed. The arbitrators shall have the authority to grant specific performance. Judgment upon the award so rendered may be entered in any court having jurisdiction or application may be made to such court for judicial acceptance of any award and an order of enforcement, as the case may be. In no event shall a demand for arbitration be made after the date when institution of a legal or equitable proceeding based on such claim, dispute or other matter in question would be barred by the applicable statute of limitations. Each Party

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shall bear its own costs and expenses incurred in connection with any arbitration proceeding and the Parties shall equally share the cost of the mediation and arbitration levied by the LCIA.

Any mediation or arbitration proceeding entered into pursuant to this Section 9.5 shall be conducted in the English language. Subject to the foregoing, for purposes of this Agreement, each Party consents, for itself and its Affiliates, to the jurisdiction of the courts of the State of New York, county of New York and the U.S. District Court for the Southern District of New York.

9.7. Entire Agreement. This Agreement contains the entire understanding of the Parties with respect to the subject matter hereof. All express or implied agreements and understandings, either oral or written, heretofore made are expressly merged in and made a part of this Agreement. This Agreement may be amended, or any term hereof modified, only by a written instrument duly executed by all Parties hereto.

9.8. Independent Contractors. It is expressly agreed that the Parties shall be independent contractors and that the relationship between the Parties shall not constitute a partnership, joint venture or agency. Neither Party shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other Party, without the prior consent of such other Party.

9.9. Waiver. The waiver by a Party hereto of any right hereunder or the failure to perform or of a breach by another Party shall not be deemed a waiver of any other right hereunder or of any other breach or failure by said other Party whether of a similar nature or otherwise.

9.10. Headings. The captions to the several Articles and Sections hereof are not a part of the Agreement, but are merely guides or labels to assist in locating and reading the several Articles and Sections hereof.

9.11. Counterparts. The Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Remainder of page intentionally left blank.]

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first set forth above.

ANGIOGENE PHARMACEUTICALS LTD.

By:	/s/ Peter Davis
	Name:	Peter Davis, Ph.D.
	Title:	Chief Executive Officer

MEDICINOVA, INC.

By:	/s/ Takashi Kiyoizumi
	Name:	Takashi Kiyoizumi, M.D., Ph.D.
	Title:	President and Chief Executive Officer

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SCHEDULE 1.25

NOS PATENT ASSETS

[**]

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SCHEDULE 1.27

PATENT ASSETS

[**]

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SCHEDULE 1.37

SPLIT DOSE PATENT ASSETS

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SCHEDULE 1.40

SYNTHESIZED COMPOUNDS

[**]

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SCHEDULE 3.2

RESEARCH COMMITTEE REPRESENTATIVES

For ANGIOGENE

PETER DAVIS, PH.D.

GRAEME J. DOUGHERTY, PH.D.

For MEDICINOVA

TAKASH1 KIYOIZUMI, M.D.. PH.D

KENNETH W. LOCKE, PH.D.

ERI OSHIMA, M.D.

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SCHEDULE 4.2

FORM OF PRESS RELEASE

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Hilary Michels

Director

The Townsend Agency

(858) 457-4888 x 158

hmichels@townsendagency.com

MEDICINOVA ACQUIRES WORLDWIDE RIGHTS TO NOVEL SERIES

OF VASCULAR TARGETING AGENTS FOR THE TREATMENT OF CANCER

MediciNova to advance ANG 600 series into Phase 1 clinical program

SAN DIEGO – June XX, 2002– MediciNova, Inc. today announced that it has acquired exclusive worldwide rights to a series of novel vascular targeting agents for cancer treatment from Angiogene Pharmaceuticals Ltd, Oxford U.K. The targeting agents, also known as the ANG 600 series, are currently in preclinical development.

In exchange for worldwide rights to the ANG 600 series, MediciNova will provide Angiogene with an up-front licensing payment, as well as milestone and royalty payments. MediciNova will be responsible for the future preclinical and clinical development, regulatory activities and commercialization of the ANG 600 series. The Company plans to initiate a Phase I clinical program for ANG 600 in 2003.

Vascular targeting agents have shown exciting activity in a number of solid tumor models. These agents interfere with the function of blood vessels in tumors and metastases, thereby impeding further tumor growth. A small number of compounds are currently in preclinical and early clinical development for the treatment of solid tumors such as breast, lung and colorectal cancer.

“Angiogene is a pioneer of vascular targeting agent research,” said Takashi Kiyoizumi, M.D., Ph.D., president and chief executive officer of MediciNova. The ANG 600 series of compounds shows significant potency in inducing tumor necrosis by selectively damaging tumor vasculature. To date, there are only a few vascular targeting agents in preclinical and clinical development. In various preclinical animal models, the ANG 600 series of compounds consistently demonstrated stronger effects over the earlier generation of compounds,” Dr. Kiyoizumi said.

Peter Davis, Ph.D., chief executive officer of Angiogene, said, The concept of vascular targeting has recently received substantial validation in clinical studies. The ANG 600 compounds represent a completely new structural class of vascular targeting agents with promising preclinical activity. We are pleased to be working with MediciNova, a company that can provide the focus, commitment and resources to drive these novel compounds through clinical trials.”

MediciNova Acquires Rights to ANG 600 Series, pg.1

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About Angiogene

Angiogene Pharmaceuticals Ltd. is a privately owned company focused on the generation of innovative therapies for diseases that involve angiogenesis. Based in the UK, Angiogene conducts research in the UK and in North America. Current research programs include both small-molecule research and gene therapy approaches. For more information about Angiogene, please visit the Company’s Web site at http://www.angiogene.co.uk

About MediciNova

MediciNova, Inc., located in San Diego, California, was established in September 2000. MediciNova’s mission is to address unmet medical needs through the discovery, development and commercialization of innovative therapeutic agents to treat inflammatory diseases and cancer. MediciNova currently focuses its efforts on advancing a portfolio of programs built primarily through collaborations and technology acquisitions.

To date, MediciNova, a privately held company, has raised $10 million through Tanabe Seiyaku, the oldest pharmaceutical company in Japan with annual sales of $1.8 billion. MediciNova’s growing pipeline includes MN-001, an asthma compound in Phase I clinical trials licensed from Kyorin Pharmaceutical Co., Ltd. MediciNova holds exclusive worldwide rights to MN-001, excluding Japan, China, Taiwan and Korea. MediciNova has also established a collaboration with the University of Tokyo in store-operated calcium (SOC) channel-based drug screening and discovery.

For more information about MediciNova, please visit the Company’s Web site at http://www.medicinova.com.

####

MediciNova Acquires Rights to ANG 600 Series, pg.2

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SCHEDULE 5.3.1

ROYALTY RATES

For Products sold in the U.S if Valid Claim exists, for each Royalty Year:

Annual Net Sales	Royalty Rate

Annual Net Sales for the first USD [**]	[**]

For annual Net Sales more than USD [**] but less than USD [**]	[**]

For annual Net Sales more than USD [**]	[**]

For example, If Annual Net Sales in the U.S., is USD [**] royalty payment to ANGIOGENE shall be calculated as USD [**] x [**] plus USD [**] x [**] = USD [**].

For Products sold in countries subject to Centralized Procedure if Valid Claim exists in such country, for each Royalty Year:

Annual Net Sales	Royalty Rate

Annual Net Sales for the first USD [**]	[**]

For annual Net Sales more than USD [**] but less than USD [**]	[**]

For annual Net Sales more than USD [**]	[**]

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SCHEDULE 5.3.1 (continued)

ROYALTY RATES

For Products sold in the Rest of the World if Valid Claim exists in such country, for each Royalty Year:

Annual Net Sales	Royalty Rate

Annual Net Sales for the first USD [**]	[**]

For annual Net Sales more than USD [**] but less than USD [**]	[**]

For annual Net Sales more than USD [**]	[**]

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